MARTIN MARIETTA REPORTS SECOND-QUARTER 2025 RESULTS

Record Second-Quarter Aggregates Unit Profitability Underscores

Pricing Strength and Cost Discipline

Magnesia Specialties Achieves Record Quarterly Revenues and Second-Quarter Profitability

Collective Portfolio Actions Strengthen Long-Term Earnings Growth Potential

Raising Full-Year 2025 Guidance

RALEIGH, N.C. (August 7, 2025) – Martin Marietta Materials, Inc. (NYSE: MLM) (Martin Marietta or the Company), a leading national supplier of aggregates and heavy building materials, today reported results for the second quarter ended June 30, 2025.

Second-Quarter Highlights

	Quarter Ended June 30,
(In millions, except per share and per ton)	2025	2024	% Change
Revenues[1]	$1,811	$1,764	3%
Gross profit[2]	$544	$517	5%
Earnings from operations[3]	$458	$398	15%
Net earnings attributable to Martin Marietta[3]	$328	$294	12%
Adjusted EBITDA[4]	$630	$584	8%
Earnings per diluted share[3]	$5.43	$4.76	14%
Aggregates product line:
Shipments (tons)	52.7	53.0	(1)%
Average selling price per ton	$23.21	$21.61	7%
Revenues	$1,320	$1,242	6%
Gross profit[2]	$430	$392	9%
Gross profit per ton[2]	$8.16	$7.41	10%

1
Revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
2
Quarter ended June 30, 2024, gross profit and aggregates gross profit include $20 million and aggregates gross profit per ton includes $0.37 per ton negative impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.
3
Quarter ended June 30, 2024, earnings from operations, net earnings attributable to Martin Marietta and earnings per diluted share include $39 million, $31 million and $0.50 per diluted share, respectively, for acquisition, divestiture and integration expenses and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting.
4
Earnings before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting subject to the limitations described below; nonrecurring gain on divestiture; and noncash asset and portfolio rationalization charge, or Adjusted EBITDA, is a non-GAAP financial measure. Transaction expenses and inventory acquisition accounting impacts are only excluded for transactions with at least $2 billion in consideration and transaction expenses expected to exceed $15 million. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

Ward Nye, Chair and CEO of Martin Marietta, stated, “Our Company’s second-quarter performance is a testament to the value-added benefits of our geography and durable products. As a result, we established record quarterly aggregates revenues and second-quarter records for aggregates profitability, Adjusted EBITDA and Adjusted EBITDA margin, as sustained pricing momentum and effective cost management continue to yield strong results. Additionally, our Magnesia Specialties business achieved record quarterly revenues and second-quarter records for gross profit and gross margin. Importantly, the first six months of 2025 represented the lowest total reportable incident rate in Martin Marietta’s history. Given our strong first-half performance, together with acquisition contributions and current shipment trends, we are increasing our full-year 2025 Adjusted EBITDA guidance to $2.30 billion at the midpoint.

"Demand across our primary end markets remains varied. Infrastructure activity remains robust, underpinned by sustained record levels of federal and state investment. In nonresidential, accelerating data center development and a warehouse recovery are contributing positively to near-term demand, partially offsetting relative softness in interest rate-sensitive light commercial construction. We expect residential construction demand to remain subdued until ongoing affordability headwinds improve.

"We also continued our portfolio refinement, with a focus on generating consistently higher margins. On August 3, we entered into a definitive agreement with Quikrete Holdings, Inc. (Quikrete) for the exchange of certain of its aggregates operations for our Midlothian cement plant, related cement terminals and North Texas ready-mixed concrete assets. Additionally, on July 25, we completed the acquisition of Premier Magnesia, LLC (Premier), a privately-owned producer of magnesia-based products. This earnings-accretive transaction wholly aligns with our SOAR 2025 growth priorities and enhances our position as the leading producer of natural and synthetic magnesia-based products in the United States."

Mr. Nye concluded, "Martin Marietta's resilient aggregates-led building materials business in economically and structurally advantaged markets, together with our highly complementary Magnesia Specialties business, provides enduring earnings strength through periods of demand cyclicality. These pillars, anchored by the disciplined execution of our proven strategy, deep experience navigating through cycles and our clear runway for quality growth, solidify our foundation, enabling us to consistently deliver superior shareholder value creation."

Second-Quarter Financial and Operating Results

(Comparisons are versus the prior-year second quarter, unless otherwise noted)

Building Materials Business

The Building Materials business reported revenues of $1.7 billion, a 2 percent increase. Gross profit increased 3 percent to $517 million.

Aggregates

Second-quarter aggregates shipments decreased 0.6 percent to 52.7 million tons, as softening demand in Colorado and wet weather largely offset relative strength in the Southeast and acquisition contributions. Pricing momentum continued, as average selling price (ASP) increased 7.4 percent to $23.21 per ton.

Aggregates gross profit increased 9 percent to $430 million and gross margin expanded 94 basis points to 33 percent, both second-quarter records, driven by continued price/cost improvement.

Cement and Downstream Businesses

Cement and ready mixed concrete revenues decreased 6 percent to $245 million due primarily to lower shipments. Gross profit decreased 25 percent to $54 million due to lower shipments and higher ready mix raw material costs.

Asphalt and paving revenues decreased 7 percent to $228 million and gross profit decreased 8 percent to $33 million due to lower shipments and higher costs.

Magnesia Specialties Business

Magnesia Specialties achieved record quarterly revenues of $90 million, while gross profit increased 32 percent to $36 million and gross margin improved 605 basis points to 40 percent, both second-quarter records. This performance was due primarily to strong pricing, improved lime shipments, operational reliability and efficiency gains.

Portfolio Optimization

On July 25, 2025, the Company completed the acquisition of Premier, a privately-owned producer of magnesia-based products with operations in Nevada, North Carolina, Indiana and Pennsylvania.

The Company entered into a definitive agreement with Quikrete on August 3, 2025, for the exchange of certain assets. Under the terms of the agreement, Martin Marietta will receive aggregates operations producing approximately 20 million tons annually in Virginia, Missouri, Kansas and Vancouver, British Columbia, as well as $450 million in cash. In exchange, Quikrete will receive the Company’s Midlothian cement plant, related cement terminals and North Texas ready-mixed concrete assets (Divestiture Assets). The transaction is expected to close in the first quarter of 2026, subject to regulatory approvals and other customary closing conditions.

These portfolio optimizing transactions collectively provide for an increasingly robust aggregates-led business possessing a more durable and resilient earnings profile through cycles while preserving balance sheet flexibility for continued strategic plan execution.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the six months ended June 30, 2025, was $605 million compared with $173 million for the prior-year period. 2025 cash provided by operating activities reflects the impact of deferred income tax payments in connection with disaster tax relief provided by the Internal Revenue Service, while 2024 included higher income tax payments resulting from the taxable gain associated with the February 2024 divestiture of the South Texas cement business and certain related ready mixed concrete operations.

Cash paid for property, plant and equipment additions for the six months ended June 30, 2025, was $412 million.

During the six months ended June 30, 2025, the Company returned $547 million to shareholders through dividend payments and share repurchases. As of June 30, 2025, 11.0 million shares remained under the current repurchase authorization.

The Company had $225 million of unrestricted cash and cash equivalents on hand and $1.2 billion of unused borrowing capacity on its existing credit facilities as of June 30, 2025.

Full-Year 2025 Guidance

The Company's 2025 guidance table below reflects the Premier acquisition as of its closing date and includes the results of operations for the Divestiture Assets which will be classified as discontinued operations beginning with the third quarter of 2025.

2025 GUIDANCE
(Dollars in Millions)	Low *	High *
Consolidated
Revenues	$6,820	$7,120
Interest expense	$220	$230
Estimated tax rate (excluding discrete events)	20.0%	21.0%
Net earnings attributable to Martin Marietta	$1,095	$1,185
Adjusted EBITDA[1]	$2,250	$2,350
Capital expenditures	$820	$850

Building Materials Business
Aggregates
Volume % growth[2]	1.0%	4.0%
ASP % growth[3]	6.8%	7.8%
Gross profit	$1,665	$1,715

Cement, Ready Mixed Concrete and Asphalt and Paving
Gross profit	$295	$330

Magnesia Specialties Business
Gross profit	$130	$140

* Guidance range represents the low end and high end of the respective line items provided above.

1
Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
2
Volume change is for total aggregates shipments, inclusive of internal tons, acquired operations and divestitures, and is in comparison to 2024 shipments of 191.1 million tons.
3
ASP change is for aggregates average selling price and is in comparison to 2024 ASP of $21.80 per ton.

Non-GAAP Financial Information

This earnings release contains financial measures that are not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Appendix contains reconciliations of these non-GAAP financial measures to the closest GAAP measures. Management believes these non-GAAP measures are commonly used by investors to evaluate the Company’s performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing business performance from period to period and anticipated performance. Additionally, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that many factors impact reported results, and the adjustments in these non-GAAP measures do not account for all such factors. Furthermore, these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its second-quarter 2025 earnings results today, August 7, 2025, via a conference call and an online webcast. The live broadcast of the Martin Marietta conference call will begin at 10:00 a.m. Eastern Time. You can access the call by dialing +1 (646) 307-1963 and using conference ID 3532349. Please dial-in at least 15 minutes in advance to ensure a timely connection. An online re-play will be available approximately two hours after the live broadcast ends. A link to these events will be available at the Company’s website. Additionally, the Company has posted Q2 2025 Supplemental Information on the Investors section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides high-purity magnesia and dolomitic lime products used worldwide in environmental, industrial, agricultural and specialty applications. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contacts:

Jacklyn Rooker

Vice President, Investor Relations

+1 (919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties and are based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, provide the investor with the Company’s current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any, or all of, the Company’s forward-looking statements herein and in other publications may turn out to be wrong.

Second-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties and is based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook and 2025 Guidance) include, but are not limited to: the ability of the Company to face challenges, including shipment declines resulting from economic and weather events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the tendency of cement and ready mixed concrete sales being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state fuel tax(es) or other revenue related to public construction; the impact of the new Administration on the amount available under and timing of federal and state infrastructure spending; the level and timing of federal, state or local transportation or infrastructure or public projects funding and any issues arising from such federal and state budgets, most particularly in Texas, North Carolina, Colorado, California, Georgia, Florida, Minnesota, Arizona, South Carolina and Iowa; the United States Congress' inability to reach agreement among themselves or with the Executive Branch on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to such a decline, particularly in Texas; sustained high mortgage interest rates and other factors that have resulted in a slowdown in private construction in some geographies; unfavorable weather conditions, particularly Atlantic Ocean, Pacific Ocean and Gulf Coast storm and hurricane activity, wildfires, the late start to spring or the early onset of winter and the impact of a drought, excessive rainfall or extreme temperatures in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel and energy costs, particularly diesel fuel, electricity, natural gas and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; costs of raw materials, including bitumen; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply chain challenges; labor relations risks, including unionization efforts, work stoppages or strikes, particularly in jurisdictions with increasing labor advocacy and evolving labor law frameworks; workforce demographics-related risks, including difficulty recruiting and retaining skilled employees, particularly for physically demanding roles in rural or less-populated markets; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impacts of outbreak of disease, epidemic or pandemic, or similar public health threat, or fear of such event, and its related economic or societal response, including any impact on the Company's suppliers, customers or other business partners as well as on its employees; the performance of the United States economy; governmental regulation, including environmental laws and climate change regulations at both the state and federal levels; future implementation of emissions-based taxes or carbon-pricing schemes and/or more stringent state or federal climate-related regulatory requirements that may materially increase cement operating costs or restrict cement production capacity; difficulty in securing timely land use approvals or environmental permits for development, expansion, or ongoing operations in the face of potentially shifting public and regulatory expectations; the outcome of environmental or land use-related proceedings, or increased costs associated with regulatory obligations linked to resource extraction, including site reclamation; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Southeast and Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; potential impact on costs, supply chain, oil and gas prices, or other matters relating to geopolitical conflicts, including the war between Russia and Ukraine, the war in Israel and related conflict in the Middle East and any potential conflict between China and Taiwan; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business; proper functioning of information technology and automated operating systems to manage or support operations; risks associated with third-party technology vendors, including exposure to cybersecurity vulnerabilities or service outages due to reliance on external software platforms or IT infrastructure; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenants; the strategic benefits, outlook, performance and opportunities expected as a result of acquisitions and portfolio optimization will not be realized; risks related to executive succession planning, retention and development of leadership talent critical to strategic execution, including potential adverse effects in the event of unexpected transitions or departures; changes in tax laws, the interpretation of such laws and/or administrative practices, including acquisitions or divestitures, that would increase the Company’s tax rate; violation of the Company’s debt covenants if price and/or volumes return to previous levels of instability; cybersecurity risks; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

Statements regarding the pending Quikrete transaction contain forward-looking statements that are subject to risks and uncertainties, including statements regarding the proposed acquisition. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied due to various factors including, but not limited to: the ability to obtain regulatory approvals, satisfy closing conditions, transaction costs, integration challenges, market conditions, the impact of the pending transaction on the Company’s stakeholders, and other risks described in the Company’s Securities and Exchange Commission filings.

You should consider these forward-looking statements in light of risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2024, and other periodic filings made with the SEC. All of the Company’s forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of its forward-looking statements or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In Millions, Except Per Share Data)
Revenues	$1,811	$1,764	$3,164	$3,015
Cost of revenues	1,267	1,247	2,285	2,225

Gross Profit	544	517	879	790

Selling, general and administrative expenses	109	117	239	236
Acquisition, divestiture and integration expenses	2	21	4	41
Other operating income, net	(25)	(19)	(16)	(1,306)
Earnings from Operations	458	398	652	1,819

Interest expense	57	40	114	80
Other nonoperating income, net	(10)	(14)	(20)	(46)
Earnings before income tax expense	411	372	558	1,785
Income tax expense	83	78	114	445
Consolidated net earnings	328	294	444	1,340
Less: Net earnings attributable to noncontrolling interests	—	—	—	1
Net Earnings Attributable to Martin Marietta	$328	$294	$444	$1,339

Net Earnings Attributable to Martin Marietta
Per Common Share:
Basic	$5.44	$4.77	$7.33	$21.72
Diluted	$5.43	$4.76	$7.31	$21.66

Weighted-Average Common Shares Outstanding:
Basic	60.3	61.5	60.6	61.6
Diluted	60.4	61.6	60.7	61.8

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operating Segment Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Dollars in Millions)
Revenues:
East Group	$868	$823	$1,466	$1,349
West Group	853	860	1,520	1,505
Total Building Materials business	1,721	1,683	2,986	2,854
Magnesia Specialties	90	81	178	161
Total	$1,811	$1,764	$3,164	$3,015

Earnings (Loss) from operations:
East Group	$266	$249	$418	$378
West Group[1]	165	171	214	1,470
Total Building Materials business	431	420	632	1,848
Magnesia Specialties	31	25	64	48
Total reportable segments	462	445	696	1,896
Corporate	(4)	(47)	(44)	(77)
Consolidated earnings from operations	458	398	652	1,819
Interest expense	57	40	114	80
Other nonoperating income, net	(10)	(14)	(20)	(46)
Consolidated earnings before income tax expense	$411	$372	$558	$1,785

1
Earnings from operations for the West Group for the six months ended June 30, 2024, included a $1.3 billion gain on the divestiture of the South Texas cement business and certain of its related ready mixed concrete operations and a noncash asset and portfolio rationalization charge of $50 million.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Product Line Financial Highlights

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
	(Dollars in Millions)
Revenues:
Building Materials:
Aggregates	$1,320		$1,242		$2,322		$2,127
Cement and ready mixed concrete	245		261		477		526
Asphalt and paving	228		245		308		303
Less: Interproduct sales	(72)		(65)		(121)		(102)
Total Building Materials	1,721		1,683		2,986		2,854
Magnesia Specialties	90		81		178		161
Total	$1,811		$1,764		$3,164		$3,015

Gross profit (loss):
Building Materials:
Aggregates	$430	33%	$392	32%	$726	31%	$632	30%
Cement and ready mixed concrete	54	22%	72	28%	78	16%	103	20%
Asphalt and paving	33	15%	37	15%	11	4%	15	5%
Total Building Materials	517	30%	501	30%	815	27%	750	26%
Magnesia Specialties	36	40%	27	34%	74	42%	56	35%
Corporate	(9)	NM	(11)	NM	(10)	NM	(16)	NM
Total	$544	30%	$517	29%	$879	28%	$790	26%

Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data

	June 30,	December 31,
	2025	2024
	Unaudited	Audited
	(In millions)
ASSETS
Cash and cash equivalents	$225	$670
Restricted cash	11	—
Accounts receivable, net	904	678
Inventories, net	1,155	1,115
Other current assets	98	79
Property, plant and equipment, net	10,127	10,109
Intangible assets, net	4,490	4,497
Operating lease right-of-use assets, net	379	376
Other noncurrent assets	681	646
Total assets	$18,070	$18,170

LIABILITIES AND EQUITY
Current maturities of long-term debt	$125	$125
Other current liabilities	894	891
Long-term debt (excluding current maturities)	5,291	5,288
Other noncurrent liabilities	2,394	2,410
Total equity	9,366	9,456
Total liabilities and equity	$18,070	$18,170

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

	Six Months Ended
	June 30,
	2025	2024
	(Dollars in Millions)
Cash Flows from Operating Activities:
Consolidated net earnings	$444	$1,340
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	321	272
Stock-based compensation expense	37	33
Gain on divestitures and sales of assets	(15)	(1,336)
Deferred income taxes, net	9	(90)
Noncash asset and portfolio rationalization charge	—	50
Other items, net	(6)	(5)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(226)	(151)
Inventories, net	(42)	(63)
Accounts payable	48	40
Other assets and liabilities, net	35	83
Net Cash Provided by Operating Activities	605	173

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(412)	(339)
Acquisitions, net of cash acquired	—	(2,538)
Proceeds from divestitures and sales of assets	18	2,121
Investments in limited liability companies	(44)	—
Other investing activities, net	(14)	(10)
Net Cash Used for Investing Activities	(452)	(766)

Cash Flows from Financing Activities:
Payments on finance lease obligations	(12)	(10)
Dividends paid	(97)	(92)
Repurchases of common stock	(450)	(450)
Shares withheld for employees’ income tax obligations	(29)	(28)
Other financing activities, net	1	—
Net Cash Used for Financing Activities	(587)	(580)
Net Decrease in Cash and Cash Equivalents	(434)	(1,173)
Cash, Cash Equivalents and Restricted Cash, beginning of period	670	1,282
Cash, Cash Equivalents and Restricted Cash, end of period	$236	$109

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
Shipments (in millions)
Aggregates tons	52.7	53.0	(0.6)%	91.7	89.6	2.3%
Cement tons	0.5	0.5	(11.5)%	0.9	1.1	(19.5)%
Ready mixed concrete cubic yards	1.2	1.2	(1.2)%	2.3	2.4	(4.0)%
Asphalt tons	2.3	2.5	(6.6)%	3.0	3.0	(0.9)%

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting subject to limitations described below; nonrecurring gain on divestiture; and noncash asset and portfolio rationalization charge (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Transaction expenses and inventory acquisition accounting impacts are only excluded for transactions with at least $2 billion in consideration and transaction expenses expected to exceed $15 million. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings attributable to Martin Marietta or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Dollars in Millions)
Net earnings attributable to Martin Marietta	$328	$294	$444	$1,339
Add back (Deduct):
Interest expense, net of interest income	56	33	107	47
Income tax expense for controlling interests	83	78	114	445
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	163	140	317	268
Acquisition, divestiture and integration expenses	—	19	—	37
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	—	20	—	20
Nonrecurring gain on divestiture	—	—	—	(1,331)
Noncash asset and portfolio rationalization charge	—	—	—	50
Adjusted EBITDA	$630	$584	$982	$875

Reconciliation of the GAAP Measure to the 2025 Adjusted EBITDA Guidance

Mid-Point of Range
(Dollars in Millions)
Net earnings attributable to Martin Marietta	$1,140
Add back:
Interest expense, net of interest income	225
Income tax expense for controlling interests	290
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	645
Adjusted EBITDA	$2,300